EXHIBIT 12.1

November 16, 2015

Generation Income Properties, Inc.

1000 North Ashley Drive, Suite 610

Tampa, FL 33602

Re:      Offering Statement on Form 1-A

Ladies and Gentlemen:

We are acting as counsel to Generation Income Properties, Inc., a Maryland corporation (the “Company”), in connection with its filing of an Offering Statement on Form 1-A under Regulation A of the Securities Act of 1933, as amended, with the Securities and Exchange Commission and relating to 4,000,000 shares of the Company’s common stock, $0.01 par value per share (“Shares”).

In order to provide this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, including (i) the Offering Statement; (ii) the corporate and organizational documents of the Company, including the Articles of Incorporation of the Company; (iii) minutes and records of the proceedings of the Company with respect to the issuance and sale of the Shares, and (iv) the form of subscription agreement covering the sale of the Shares; and (v) applicable provisions of the statutes of the State of Maryland and Maryland General Corporation Law and published judicia and administrative interpretations thereof.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the sale of the Shares has been duly authorized by all necessary corporate action of the Company, and, when issued and sold by the Company pursuant to the terms of the form of subscription agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 11.2 to the Offering Statement and to the references to our firm under the caption “Legal Matters” in the Offering Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

Everett & Everett PLLC